June 28, 2019
Buffalo Funds
5420 West 61st Place
Mission, Kansas 66205

RE:	Institutional Class Shares
Ladies and Gentlemen:
We have acted as your counsel in connection with the sale by you of an unlimited number of Institutional Class shares (the “Shares”) of beneficial interest, without par value, of the Buffalo Discovery Fund, Buffalo Dividend Focus Fund, Buffalo Emerging Opportunities Fund, Buffalo Flexible Income Fund, Buffalo Growth Fund, Buffalo High Yield Fund, Buffalo International Fund, Buffalo Large Cap Fund, Buffalo Mid Cap Fund and Buffalo Small Cap Fund (collectively, the “Funds”), each a series of Buffalo Funds (the “Trust”), in the manner set forth in Post-Effective Amendment No. 58 to the Trust’s Registration Statement on Form N-1A (the “Registration Statement”).
In connection with this opinion, we have examined: (a) the Registration Statement (and the Funds’ prospectus included therein), (b) the Trust’s Agreement and Declaration of Trust and By‑Laws, (c) certain resolutions of the Trust’s Board of Trustees, and (d) such other proceedings, documents and records we have deemed necessary to render this opinion.
Based upon the foregoing, we are of the opinion that the Shares, once sold as contemplated in the Registration Statement, will be validly issued, fully paid and non-assessable.
For purposes of rendering this opinion, we have assumed that: (a) the Registration Statement will be declared and remain effective; (b) all offers and sales of the Shares will be conducted in accordance with the Registration Statement and in compliance with applicable state securities laws and applicable prospectus delivery requirements and state securities laws; (c) the Shares will be issued in accordance with the Trust’s Agreement and Declaration of Trust and By-Laws and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of the Shares; and (d) the Shares will be issued and sold for consideration based upon their net asset value on the date of their respective issuances and all consideration for such Shares will actually be received by the Trust.
We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.
Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.